As filed with the Securities and Exchange Commission on December 4, 1997
                                                   Registration No. ____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                      TEL-COM WIRELESS CABLE TV CORPORATION
            -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                FLORIDA                                 59-3175814
    ------------------------------         ------------------------------------
   (State or other jurisdiction of         (IRS Employer Identification Number)
    incorporation or organization)


                             1506 N.E. 162ND STREET
                        NORTH MIAMI BEACH, FLORIDA 33162
                                 (305) 947-3010
    -----------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               -------------------

                                  MELVIN ROSEN
                                    PRESIDENT
                      TEL-COM WIRELESS CABLE TV CORPORATION
                             1506 N.E. 162ND STREET
                        NORTH MIAMI BEACH, FLORIDA 33162
                          TELEPHONE NO. (305) 947-3010
                          FACSIMILE NO. (305) 919-8154
             -------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -------------------

                          COPIES OF COMMUNICATIONS TO:

                              DALE S. BERGMAN, P.A.
                                BROAD AND CASSEL
                    201 SOUTH BISCAYNE BOULEVARD, SUITE 3000
                              MIAMI, FLORIDA 33131
                          TELEPHONE NO. (305) 373-9400
                          FACSIMILE NO. (305) 373-9443

                         -------------------------------
        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.
                           ---------------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM              AMOUNT OF
         TITLE OF SHARES                 AMOUNT TO                 OFFERING PRICE        AGGREGATE OFFERING           REGISTRATION
        TO BE REGISTERED               BE REGISTERED                PER SHARE(1)              PRICE(1)                     FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                            1,934,643                          $2.41               $4,662,489              $1412.85
  $.001 par value                         shares
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                             225,000                           $5.75               $                        $392.03
  $.001 par value(2)                      shares
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                            1,000,000                500,000 @ $1.00               $3,000,000               $909.09
  $.001 par value(3)                      shares                  500,000 @ $5.00
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                             350,000                 300,000 @ $2.50                 $750,000               $227.27
  $.001 par value(4)                      shares                   50,000 @ $1.00                 $ 50,000               $ 15.15
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL:...................................................................................................        $2,956.39
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) using the average of the high and low prices reported for the Company's Common Stock as of December 1, 1997 and Rule 457(g)(1) with respect to the various warrants.

(2) Represents shares issuable upon the exercise of certain warrants issued to the Company's private placement agent, as more fully set forth on the cover page of the Prospectus included herein. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrants.

(3) Represents shares issuable upon exercise of certain warrants issued to the holder of the Company's convertible debenture as more fully set forth on the cover page of the Prospectus included herein. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrants.

(4) Represents shares issuable upon exercise of certain warrants issued to the Company's financial consultant and subsequently assigned to certain assignees, as more fully set forth on the cover page of the Prospectus included herein. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrants.

      Pursuant to Rule 429, this Registration Statement serves as Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form SB-2 (File No. 33-88788-A) relating to (i) 2,010,000 shares of Common Stock issuable upon exercise of redeemable Common Stock purchase warrants sold in the Company's May 1995 initial public offering ("IPO") (the "IPO Warrants"), (ii) 100,000 shares of Common Stock issuable upon exercise of 100,000 Underwriter's Stock Warrants issued to the underwriter of the IPO, (iii) 140,000 shares of Common Stock and 140,000 IPO Warrants issuable upon exercise of 140,000 Underwriter's Warrants issued to the underwriter of the IPO, and (iv) 140,000 shares of Common Stock underlying said 140,000 IPO Warrants.

================================================================================

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED DECEMBER 4, 1997

PROSPECTUS

                                5,899,643 SHARES

                            TEL-COM WIRELESS CABLE TV
                                   CORPORATION
                                  COMMON STOCK

         This Prospectus relates to an aggregate of 5,899,643 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of Tel-Com Wireless Cable TV Corporation, a Florida corporation (the "Company") proposed to be sold from time to time by certain shareholders of the Company (the "Selling Shareholders"), consisting of the following: (i) 1,934,643 of the shares consist of issued and outstanding shares of Common Stock of the Company,
(ii) 225,000 of the Shares are issuable upon exercise of certain warrants issued to the Company's private placement agent in connection with the Company's 1994 Private Placement ("Private Placement Warrants"), (iii) 500,000 of the Shares are issuable upon exercise of warrants at an exercise price of $1.00 per share ("$1.00 Warrants") and 500,000 of the Shares are issuable upon exercise of Warrants at an exercise price of $5.00 per share ("$5.00 Warrants"), said $1.00 Warrants and $5.00 Warrants having been issued to the holder of the Company's convertible debenture, and (iv) 50,000 of the Shares are issuable upon exercise of a like number of one-year warrants having an exercise price of $1.00 per share, 200,000 of the Shares are issuable upon exercise of a like number of one-year warrants having an exercise price of $2.50 per share, and 100,000 of the Shares are issuable upon exercise of a like number of three-year warrants exercisable at $2.50 per share, all such warrants ("Consultants Warrants") having been issued to the Company's financial consultant pursuant to a Consulting Agreement entered into by the Company and said consultant as of July 24, 1997 and subsequently assigned to certain assignees ("Consultant's Assignees"). See "Recent Developments," "Selling Shareholders" and "Description of Securities." The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders but will receive up to an aggregate of approximately $1,552,500 upon exercise of the Underwriter's Warrants and the Consultant's Warrants.

         The Selling Shareholders have advised the Company that they may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market or on any other exchange on which the Common Stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

         This Prospectus also covers (i) 2,010,000 shares of Common Stock issuable upon exercise of redeemable Common Stock purchase warrants sold in the Company's May 1995 initial public offering ("IPO") ("IPO Warrants"), (ii) 100,000 shares of Common Stock issuable upon exercise of 100,000 Underwriter's Stock Warrants issued to the underwriter of the IPO, (iii) 140,000 shares of Common Stock and 140,000 IPO Warrants issuable upon exercise of 140,000 Underwriter's Warrants issued to the underwriter of the IPO, and (iv) 140,000 shares of Common Stock underlying said 140,000 IPO Warrants. See "Description of Securities."

         The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "TCTV." On December 1, 1997, the last reported sales price of the Common Stock on the Nasdaq SmallCap Market was $2.69 per share.

                              ---------------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN RISKS THAT
          SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                              ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and may also be obtained from the Commission's website located at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq SmallCap Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the fees prescribed by the Commission, or may be examined without charge at such facilities. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under the Exchange Act are incorporated in and made a part of this Prospectus by reference:

         (a) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996; and

         (b) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.

         (c) Amendment No. 3 to the Company's Current Report on Form 8-K, dated June 3, 1997.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the sale of all of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed documents, which also are incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

         This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated herein by reference. Exhibits to any of such documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to: Samuel H. Simkin, Vice President, Tel-Com Wireless Cable TV Corporation, 1506 N.E. 162nd Street, North Miami Beach, Florida 33162, telephone number (305) 947-3010.

                                   THE COMPANY

GENERAL

         Tel-Com is a developer, owner and operator of wireless cable television systems in Costa Rica and Wisconsin. Wireless cable television is provided to subscribers by transmitting designated frequencies over the air to a small receiving antenna at each subscriber's location. The Company provides television and related cable services for multiple dwelling units, commercial locations and single family residences.

         Since wireless cable systems do not require an extensive network of coaxial cable and amplifiers, their capital cost per installed subscriber is significantly less than that for hard-wire cable systems. In addition, operating costs of wireless cable systems are generally lower than those of comparable hard-wire cable systems due to lower network maintenance and depreciation expense. As a result of lower capital and operating costs, Tel-Com is generally able to charge less for its standard cable packages than the amount charged for comparable service provided by its hard-wire cable competition.

         THE COSTA RICAN SYSTEM. The Company acquired certain rights to up to 18 pay television broadcast channels in Costa Rica in February 1996 (the "Costa Rica Acquisition"). Three channels are UHF frequencies (Channels 56, 58 and 60), three are "superband" frequencies (Channels 35, 37 and 39), and twelve are microwave frequencies similar to those used in the LaCrosse system. The Company's transmission equipment is located on a leased tower site on a mountaintop approximately 12,000 feet above sea level and 10,000 feet above the San Jose

Central Valley. From this site, the Company is capable of broadcasting its signals over a radius of more than 100 miles.

         As of November 30, 1997, the Company had approximately 4,300 subscribers in the Costa Rican System. Costa Rica has a population of over 3,350,000 and over 750,000 households which are capable of receiving the Company's signals. Unlike most of the United States, Costa Rica has very low cable penetration. An estimated 60,000 households - less than 10% of the population - have cable or pay television of any kind. By contrast, in the United States, over 70% of households have access to cable television. A large majority of the uncabled households in Costa Rica currently have access to cable television only through Tel-Com's system.

         In addition to the country's 22 "off-air" VHF/UHF channels, the Company currently offers six channels of pay television in Costa Rica: HBO-Ole, Cinemax, Sony Entertainment, Warner Brothers Network, Fox Sports International and Discovery Channel. Each subscriber receives an addressable set-top converter and remote control, as well as an antenna which is installed on the roof to receive the Company's television signals. Monthly subscription fees are currently $15 to $19.50 per month, depending on the programming package.

         In Costa Rica, the Company emphasizes its picture quality and the reliability of its wireless transmission. Because the Company transmits its television signals via VHF and UHF frequencies instead of microwave frequencies which are typically used in wireless cable operations, the Costa Rican System does not require line-of-sight between the transmission point and the subscriber. The Company believes that it provides a high-quality, price-competitive alternative to hard-wire cable services in Costa Rica.

         The Company plans to undertake efforts to increase its subscriber base in Costa Rica, although there can be no assurances that the Company will be successful in such endeavor.

         THE LACROSSE, WISCONSIN SYSTEM. The Company operates a wireless cable television system in LaCrosse, Wisconsin (the "LaCrosse System"). The LaCrosse System began transmitting programming in December 1994 and, as of November 30, 1997 had approximately 1,200 subscribers. There are approximately 70,000 households within the LaCrosse System's 25-mile signal pattern. The System currently offers 22 channels, consisting of 17 wireless cable channels and five
(5) local "off-air" (VHF/UHF) broadcast channels. In addition, the Company has entered into lease agreements for Instructional Television Fixed Service ("ITFS") excess capacity for eight additional channels for use in the LaCrosse
System: four (4) channels with each of the Shekinah Network and the Morningstar Educational Network.

         Monthly subscription fees for the LaCrosse System start at $23.50 for basic programming, including a premium movie channel. This monthly fee is significantly below what the two "hard-wire" cable companies in LaCrosse charge for their equivalent programming packages. In LaCrosse, the Company focuses its marketing efforts on the reliability of its service. The Company provides 24-hour per day service, with rapid response time on incoming telephone calls, and flexible installation scheduling. In LaCrosse, the Company has positioned itself as a reliable, cost-effective alternative to traditional hard-wire cable operations, which presently serve over 50% of the area's 70,000 households within the area's 25-mile radius.

         The Company's management expects to need additional financing for the expansion of its business, and to support working capital requirements in future years. The Company currently is exploring financing alternatives to allow the Company to finance such expansion, although there can be no assurance that such financing alternatives will be available to the Company or will be available on terms favorable to the Company. Such financing may take the form of an investment in equity securities or convertible debt securities of the Company, and may result in dilution to the Company's shareholders.

         The principal executive offices of the Company are located at 1506 N.E. 162nd Street, North Miami Beach, Florida 33162, and its telephone number is
(305) 947-3010.

RECENT DEVELOPMENTS

COSTA RICA ACQUISITION - DEBT RESTRUCTURING

         On February 12, 1997, the Company and the seller under the Costa Rica Acquisition ("Seller") entered into an agreement providing for the restructuring of the $2 million note given by the Company to Seller as part of the payment for the acquisition of Canal 19. This agreement was amended and restated by a letter agreement dated February 21, 1997. The agreement, as amended and restated, provided for the Company to make a payment of $625,000 toward reduction of the principal balance of the note on or before March 7, 1997. The remaining principal balance, plus accrued interest thereon, was to be paid on or before February 23, 1998, provided that, with an additional payment of $100,000, the Company could extend such maturity date for an additional period of six months. The Company paid Seller a deposit of $50,000 on February 24, 1997. The $50,000 deposit was to be applied toward the principal balance of the note provided, however, that if the $625,000 principal reduction payment was not timely paid, Seller could retain such deposit. The Company failed to pay the $625,000 payment and the Seller therefore retained the $50,000 deposit.

         On May 19, 1997, the Company entered into a Debt Restructuring Agreement ("Debt Restructuring Agreement") with the Seller for the restructuring of the $2 million debt into a secured Convertible Debenture to mature in 12 months with interest to accrue at 12% per annum (7% to be paid monthly and 5% at maturity) (the "Convertible Debenture" or "Debenture"). The adjusted principal amount of the Convertible Debenture is $2.1 million plus certain expenses owed or reimbursable to Seller at the issue date of the Debenture. At the Company's option, $1 million of this amount may be extended for an additional period of 12 months with interest to accrue on such amount at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity). The Seller has the option, exercisable within six months of the issue date of the Debenture, to extend the Debenture an additional 12 months, in which event, commencing on the first day of the 13th month after the issue date of the, one-half of the principal amount will accrue interest at 12% per annum (7% to be paid monthly in arrears and 5% to be paid at maturity) and one-half of the principal amount will accrue interest at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity).

         As consideration for the debt restructuring described above, the Company agreed to issue to the Seller (i) 180,000 shares of the Company's common stock with piggy-back registration rights, (ii) a warrant to purchase 500,000 shares at $1.00 per share (the "$1.00 Warrant"), and (iii) a warrant to purchase 500,000 shares at $5.00 per share (the "$5.00 Warrant"). Under the Agreement, the Seller received the right to nominate two members to the Company's Board of Directors until such time as Seller exercised the conversion rights under the Convertible Debenture and received a release from any liability in connection with the Costa Rica Acquisition.

         The Convertible Debenture is convertible by Seller into the Company's Common Stock at any time after the issue date prior to payment of the Debenture on at least 30 days' advance notice to the Company. The conversion price is equal to the lesser of (1) $.50 per share of Common Stock or (2) a price per share of common stock, equal to the average of the closing "bid" for the Company's common stock, as reported on Nasdaq, for the five trading days immediately prior to the conversion date. The Company is obligated to reserve for issuance upon conversion a sufficient number of shares of common stock and register such reserved shares and maintain an effective registration statement for such shares.

         Although it is anticipated that the Seller will convert the Convertible Debenture before its due date, until such conversion, if the Company defaults in its obligations under the Convertible Debenture, then Seller will be entitled to a transfer of all stock of the Costa Rican entities involved in the Costa Rica Acquisition and the right to purchase all capital assets of the Company in Costa Rica for fair market value. The capital assets of the Company in Costa Rica consist primarily of subscriber contracts, transmission equipment and subscriber reception equipment necessary for the operation of the Costa Rican wireless cable television service.

         Upon consummation of the Debt Restructuring Agreement, Fernand Duquette and Richard Vega resigned from their positions as directors of the Company, and Fernand Duquette additionally resigned as the Company's President and Chief Executive Officer. The Seller and his designee, Samuel H. Simkin, were appointed to the Company's Board of Directors and Seller was appointed the Company's President and Chief Executive Officer. As a result, a change in control of the Company is deemed to have taken place.

ACQUISITION OF MAJORITY INTEREST IN FIFTH AVENUE CHANNEL, INC.

         On November 20, 1997, the Company reached an agreement in principle to acquire 60% of the capital stock of The Fifth Avenue Channel, Inc. (the "Channel"), which plans to premiere a new 24-hour luxury lifestyles television channel in the Spring of 1998. Although consummation of the transaction is subject to the execution and delivery of a definitive written agreement, it is anticipated that the transaction will be structured as follows: Shares of common stock of the Channel will be purchased from Melvin Rosen, the Company's President and Chief Executive Officer, and International Broadcast Corporation ("IBC") in exchange for 200,000 shares of the Company's Common Stock to be issued on a pro-rata basis at closing and up to an additional 400,000 shares of the Company's Common Stock which will be issuable to Mr. Rosen and IBC, also on a pro-rata basis, based upon future performance of the Channel. Following the acquisition, Mr. Rosen and IBC will continue to be minority shareholders in the Channel along with Ivana Trump, who will continue to serve as its Chairman of the Board. Ms. Trump is expected to serve as the hostess of the Channel.

                           FORWARD-LOOKING STATEMENTS

         The Company cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this Prospectus or that are otherwise made by or on behalf of the Company. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may cause or contribute to such difference in results include, but are not limited to, those discussed in the sections captioned "Risk Factors" below as well as those discussed elsewhere in this Prospectus and from time to time in the Company's filings with the Commission.

                                  RISK FACTORS

         THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE INVESTING IN THE COMMON STOCK, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

         LIMITED OPERATING HISTORY: OPERATING LOSSES: ACCUMULATED DEFICIT AND LIMITED FUNDS: GOING CONCERN ISSUES. The Company was organized in May 1993 and commenced operations, on a limited basis, in September 1994. For the year ended December 31, 1996, the Company incurred operating losses aggregating $1,382,214. The Company's accumulated deficit at September 30, 1997 was $3,992,180. The Company had a net loss of $1,707,332 for the nine months ended September 30, 1997, in comparison to $931,239 during the same period in 1996. This net loss reflects the continued build-up of operations in Costa Rica, the operation of the Lacrosse system, and the professional services necessary to assure compliance with FCC, SEC and Costa Rican regulation. The net loss for the 1997 period also includes $805,000 of non-recurring financial and public relations consulting service costs that were not incurred in the comparable nine month period ended September 30, 1996. The Company expects to continue experiencing net losses while it develops and expands its wireless cable systems and the to-be acquired Fifth Avenue Channel. The Company's financial resources are limited and have to date been depleted through expansion and losses sustained by the Company since its inception. The Company's expansion activities and net losses have placed substantial pressure on the working capital and liquidity of the Company. The Company is currently experiencing a cash shortage. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. The ability of the Company to finance its activities and growth will depend on its ability to procure additional financing and achieve a profitable level of operations. There can be no assurance that such financing can be obtained. No assurance can be given that the Company will generate substantial revenues or that the Company's business operations will prove to be profitable. The Company's operations are subject to all of the risks inherent in the establishment of a new business, particularly one in the highly competitive pay television industry. The likelihood of the success of the Company must be considered in light of its limited financial resources and the problems, expenses, difficulties, complications and delays. frequently encountered in connection with establishing a new business, including, without limitation, market acceptance of the Company's services, regulatory problems, unanticipated expenses and competition. There can be no assurances that the Company's business will be successful.

         COMPETITION; PHYSICAL LIMITATIONS OF WIRELESS CABLE TRANSMISSION. The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, such as traditional hard-wire cable companies, satellite receivers, direct broadcast satellites ("DBS") and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder industry. In areas where a number of local off-air VHF/UHF broadcast signals can be received without the benefit of cable television, cable television systems have also experienced competition from the availability of broadcast signals generally and have found market penetration more difficult.

Several actual and potential competitors have greater financial, marketing, and other resources than the Company.

         Wireless cable programming is transmitted through the air via microwave frequencies that generally require a direct "line-of-sight" from the transmitter facility to the subscriber's receiving antenna. In communities with dense foliage, hilly terrain, tall buildings or other obstructions in the transmission path, transmission may be blocked at certain locations without the use of signal repeaters known as "beam-benders." Traditional hard-wire cable systems deliver the signal to a subscriber's location through a network of coaxial cable and amplifiers and do not require a direct line-of-sight for transmission and, therefore, may have a competitive advantage over the Company in those areas where the reception of wireless cable transmissions is difficult or impossible. In addition, in limited circumstances, extreme adverse weather could damage wireless cable transmission and receiver antennas as well as transmission site equipment. Such conditions would not similarly affect hardwire cable systems.

         Wireless cable programming can only be transmitted in the United States on the frequencies made available for wireless cable by the FCC. Currently, and until the commercial availability of digital compression technology, the number of channels of cable television programming that can be provided to subscribers of wireless cable systems is limited to 33. Hard-wire cable systems are not limited in this regard and frequently offer more channels of cable television programming than wireless cable systems. Satellite receivers and DBS have the capability of delivering over 100 channels of programming.

         Digital capability is ultimately essential for wireless to compete with hard-wire cable. The ability to offer substantially more programming utilizing existing wireless cable channel capacity is dependent on effectively deploying digital compression technology. Digital compression technology has only recently become commercially available to the wireless cable industry. The Company does not expect, for financial and other reasons, to be able to deploy such technology for several years.

         It is expected that the cost of digital compression equipment will exceed the cost of analog equipment. There can be no assurance that the Company will have the financial resources to successfully deploy digital technology, or that cost-effective digital compression equipment will be available to the Company. Failure by the Company to deploy digital technology could have a material adverse effect on its operating results and business expansion.

         Unlike hard-wire operators, wireless cable operators who do not hold licenses to the frequencies in their markets have to lease the wireless cable channels on which they transmit their programming from channel license holders. Leases generally require the operator to pay the lessor a fee based on a percentage of subscription revenues, averaging approximately 5%, or, if greater, a minimum monthly fee. Although hard-wire operators do not have to lease channels, they do have to pay franchise fees generally on all gross revenues from cable system operations (as compared to only subscription revenues in the case of wireless cable), typically in the range of 3% to 5%, an expense that is not incurred by wireless operators. Programming is generally available to traditional hard-wire and wireless operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis.

         Certain hard-wire cable operators have announced their intention to develop interactive features for use by their subscribers, such as shopping via video catalogs and playing video games with neighbors. Interactive services are not currently available for wireless cable. The Company believes that the same manufacturers who currently are developing digital compression converters for both hard-wire and wireless cable will also make new developments in interactivity available to both industry segments. The FCC has designated a return path channel for use in connection with interactive services which may be offered by wireless cable operators. The Company believes that, if it is economically feasible to do so, wireless cable systems can include two-way interactivity. There can be no assurance that interactive services will be made available for wireless cable systems and, therefore, to the extent such services are available on hard-wire cable systems, the Company could be at a competitive disadvantage.

         Legislative, regulatory and technological developments may result in additional and significant new competition, including competition from local telephone companies. No assurance can be given that the Company will compete successfully with hard-wire cable and other pay television systems, or otherwise.

         NEED FOR ADDITIONAL FINANCING FOR GROWTH. The growth of the Company's business will require investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and new system development. There can be no assurance that the Company will be able to procure additional capital or generate sufficient revenues to fund its operations after such period. Although the Company is actively pursuing additional financing alternatives, the Company has no arrangements or commitments for additional capital, and there can be no assurance that the Company will be able to raise such capital. The development of, and expansion into, new markets will require additional financing, which may not be available on satisfactory terms, if at all. Failure to obtain such additional financing could adversely affect the growth of the Company. The Company does not currently have any available bank credit facilities. There can be no assurance that any additional required or desired financing will be available, through bank borrowings, debt or equity offerings, or otherwise, on acceptable terms, if at all.

         The Company paid part of the purchase price in connection with the Costa Rica Acquisition by delivery to the Seller of a promissory note in the principal amount of $2,000,000. Principal, and accrued but unpaid interest if any, on this note was due and payable on February 23, 1997. The payment of this promissory note was secured by all of the shares of stock acquired by the Company in the Costa Rica Acquisition. The Company was unable to raise additional debt or equity capital to fund the $2,000,000 payment that was due in February 1997. As a result, the Company entered into negotiations with the holder of said note, which negotiations ultimately resulted in a restructuring of this debt pursuant to the terms of the Debt Restructuring Agreement. Although the holder of the Convertible Debenture has expressed an intention to convert the Debenture to Common Stock, until such conversion has occurred, there is the possibility that the Company could lose all of its rights to the broadcast licenses for the

Costa Rica system if the Company defaults under the Debt Restructuring Agreement. Such loss would have a material adverse effect on the Company.

         In March 1996, the Company was the successful bidder on broadcast licenses for two (2) additional U.S. wireless cable markets (Wausau and Stevens Point, Wisconsin) for which it has met its 20% partial payments obligations. The total price for the licenses will be $1,189,351, plus interest payments. The Company paid the initial 20% deposit in the total amount of $237,872 for the two licenses. The balance of the winning bids is payable in quarterly installments for a 10 year period running from the date that the license is conditionally issued. Interest only payments must be made for the first two years.

         The grant of the Wisconsin licenses is conditioned on the Company fully and timely meeting its quarterly payment obligations, and the development of operating systems within 18 months of the grant of each license. The Company is unable to predict the exact date by which such systems must be operational, since it does not know when the licenses will be conditionally issued by the FCC. The Company estimates that the cost of developing a fully operational system in each market would be approximately $1,200,000 per system. As of the date of this Prospectus, the Company has not taken any steps to develop these systems. Development of these markets, and the funding of the acquisition price for the licenses, will require additional debt or equity financing, which may not be available to the Company on acceptable terms, if at all. The Company has no arrangements or commitments for such future financing, and there can be no assurance that the Company will be able to raise such capital. Failure to obtain such additional financing could cause a forfeit of the licenses and could adversely affect the financial position and growth of the Company.

         Additionally, the Company was the successful bidder on the broadcast license for the Hickory-Lenoir-Morganton North Carolina market (the "Hickory License"), and made the initial 10% down payment on said license. However, on September 1, 1996, the balance of the Hickory License deposit was defaulted. As a result, a maximum default payment of three percent of the defaulting bidder's bid amount would be due to the FCC. In addition, the Company may be liable to the FCC for the difference between the Company's winning bid and a lower winning bid received by the FCC in a subsequent auction of this license. The FCC has not yet announced plans to re-auction the Hickory License.

         To the extent that future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of Common Stock. Additional debt could result in a substantial portion of the Company's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render the Company more vulnerable to competitive pressures and economic downturns. The Company's future capital requirements will depend upon a number of factors, many of which are not within the Company's control, including programming costs, capital costs, marketing expenses, staffing levels, subscriber growth and competitive conditions.

         IMPEDIMENTS TO PROPOSED EXPANSION. The Company has adopted a business strategy which includes, in part, growth through the development of additional wireless cable systems. The Company's proposed expansion will be dependent on, among other things, the availability of channel license rights on terms and conditions acceptable to the Company, if at all; successful development and construction of operating systems; the availability of suitable management and other personnel; the Company's general ability to manage growth; and the availability of adequate financing. The Company's management will be responsible for the selection of expansion opportunities in its sole discretion and shareholders will not be presented with advance information regarding expansion opportunities or the ability to approve or disapprove system expansion opportunities. There can be no assurance that the Company will be successful in its proposed business strategy. See "Need for Additional Financing for Growth" and "Business."

         RISK OF LOSS OF LICENSE RIGHTS. There is a substantial risk of loss of the Company's rights to the two new Wisconsin licenses. The two new Wisconsin licenses are conditionally granted subject to the full and timely payment of the purchase price, and development of operating systems within specified time periods. The Company does not currently have the capital to fund its purchase or development obligations. Additionally, although the holder of the Convertible Debenture has indicated his intent to convert the Debenture to Common Stock before the end of the calendar year, there is, until such conversion is effectuated, risk of loss of the Company's rights to its licenses in Costa Rica in the event that the Company is unable to make the required payments when due pursuant to the Debt Restructuring Agreement involving part of the purchase price in the Costa Rica Acquisition. Failure to raise the necessary capital to fund the Company's obligations with respect to the new Wisconsin licenses and/or the Convertible Debenture may cause the Company to lose such license rights and could have a material adverse effect on the Company's financial condition, results of operations and prospects for growth. See "Need for Additional Financing for Growth."

         SIGNIFICANT OUTSTANDING INDEBTEDNESS. The Company has incurred significant indebtedness in connection with the acquisition of its Costa Rican operations. Of the Company's total indebtedness, $2,000,000 was incurred in connection with the acquisition of the wireless cable system in Costa Rica. Two million dollars of the purchase price for the Costa Rica Acquisition was paid in the form of a promissory note due February 23, 1997, secured by a pledge of all of the shares of stock acquired by the Company in the Costa Rica Acquisition. The Company defaulted on its obligations under this promissory note, resulting in a negotiated restructuring of the debt pursuant to the terms of the Debt Restructuring Agreement. If the Company defaults under the Debt Restructuring Agreement, the holder could foreclose on all of the stock acquired by the Company in the Costa Rica Acquisition. Although the holder of the Convertible Debenture has indicated his intent to convert the Debenture to Common Stock before the due date, and although the Company anticipates that it will repay its outstanding indebtedness out of cash flow from operations, existing cash resources, the proceeds from the exercise of the Warrants, future debt or equity financings, or a combination thereof, there can be no assurance that the Company will have the financial resources to repay such amounts when due or that the Company will be able to raise additional capital to satisfy its outstanding indebtedness. The Company does not have a bank line of credit and there can be no assurance that any required or desired financing will be available, through bank borrowings, debt or equity offerings, or otherwise, on acceptable terms. There can be no assurance that the Company will receive significant proceeds, if any, from the exercise of the Warrants, the Debenture Warrants, or the Consultant's Warrants.

         DEPENDENCE ON KEY INDIVIDUALS. The Company's development and success depends upon the continued contributions of its newly installed executive officers, particularly Melvin Rosen, President of the Company and Samuel H. Simkin, Vice President of the Company. The loss of the services of either Mr. Rosen or Mr. Simkin could have a material, adverse effect on the Company. The Company has not entered into employment agreements with either Mr. Rosen or Mr. Simkin. The Company's success is also dependent upon its ability to attract and retain qualified employees to meet the Company's needs during its growth.

         TERMINATION OR EXPIRATION OF CHANNEL LICENSES. FCC licenses for U.S. wireless cable channels generally must be renewed every 10 years, and there is no automatic renewal of such licenses. The U.S. channel licenses owned by the Company expire at different times beginning in 2001. In the United States, channel licenses are subject to non-renewal, revocation or cancellation for violations of the Communications Act of 1934, as amended (the "Communications Act") or the FCC's rules and policies. Under Costa Rican law, licenses are granted for a limited time, but are automatically extended by payment of certain corresponding dues, provided that the functioning and installation of the station are adjusted to the stipulations of the relevant regulations. The termination of, or failure to renew, a channel license would result in the Company's being unable to deliver television programming on any such channel and could have a material adverse effect on the Company. See "Government Regulation."

         GOVERNMENT REGULATION. The business of the Company in the United States is subject to regulation by the FCC and other regulatory agencies. The Company's Costa Rican operations are subject to regulation under Costa Rican law.

         In the United States, the wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act. The Communications Act empowers the FCC, among other things: to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control over such licenses; to determine the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity requirements on wireless cable operators. Applications for renewal of licenses must be filed within a certain period prior to expiration and there is no automatic renewal of such licenses. Petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation, cancellation or non-renewal for violation of the Communications Act or the FCC's rules and policies.

         The retransmission of local off-air VHF/UHF broadcasts is regulated by the United States Copyright Office (the "U.S. Copyright Office") pursuant to the Copyright Act of 1976, as amended (the "Copyright Act"). Secondary transmission of a broadcast signal is permissible only if approved by the copyright holder or if subject to compulsory licensing under the Copyright Act. The U.S. Copyright Office has taken the position that, effective January 1, 1995, wireless cable operators, unlike traditional hard-wire cable operators, will not be "cable systems" entitled to a compulsory license under the Copyright Act. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The Company has obtained such consent for the one broadcast signal in its LaCrosse, Wisconsin system that the Company is retransmitting on a wireless cable channel. There can be no assurance that such consents will not be required in the Company's future markets, if any, or that the Company will be able to obtain such consents on terms satisfactory to the Company, if required. See "Business."

         Television operations in Costa Rica are regulated mainly by the Radio and Television Law - LEY DE RADIO Y TELEVISION, No. 1758 of 19 June 1954, as amended (the "Law"); the Regulation of Wireless Stations - REGLAMENTO DE ESTACIONES INALAMBRICAS, No. 63 of 11 December, 1956,- and the Broadcasting Rule of Atlantic City and the International Agreements Regarding Broadcasting executed in Washington, D.C., on March of 1949, which have been ratified by the Congress of Costa Rica. According to the Law, television operations can only be established, conducted and exploited by means of a concession granted by the Radio Control Office ("RCO"), upon payment of the taxes and completion of all formal requirements imposed by the Law. Once the concession is granted, the RCO will periodically control and supervise its operation. In order to verify that the terms and conditions of the concession are being fulfilled, the RCO is authorized to visit and inspect the place of business of the concessionaire at any time. If there is any incorrect technical functioning, the licensee, within forty-eight hours, must reestablish the concession to its original terms under penalty of cancellation of the license.

         The Law establishes that licenses are granted for a limited time, but they are automatically extended by payment of the corresponding dues, provided that the functioning and installation of the station are adjusted to the stipulations of the Law. The transfer or alienation of the right to a frequency is permitted only with the previous authorization of the RCO, which means that a formal request has to be submitted to the RCO on these terms.

         Article 3 of the Law requires that concessionaires have not less than 65% Costa Rican ownership. The Company has been advised by its Costa Rican counsel that this provision is not being actively enforced and that there is a decision from the Constitutional Court declaring a similar provision in a related law (LEY DE MEDIOS DE DIFUSION Y AGENCIAS DE PUBLICIDAD) to be unconstitutional. However, based on Costa Rican counsel's recommendation, the Company structured its ownership of these licenses to be indirect through a tiered subsidiary structure of Costa Rican corporations to provide for 100% Costa Rican ownership of the companies holding the licenses, which the Company believes adequately meets all requirements of Costa Rican law. However, in the event this structure is not acceptable to the government, an alternate ownership structure would have to be implemented, which could have a material adverse effect on the Company.

         Wireless cable operators are also subject to regulation by the Federal Aviation Administration with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that the Company will not be required to incur additional costs in complying with such regulations and restrictions. Due to the regulated nature of the cable industry, the Company's growth and operations may be adversely impacted by the adoption of new, or changes to, existing laws or regulations or the interpretations thereof.

         IMPACT OF RECENTLY ENACTED LEGISLATION. The recently enacted Telecommunications Act of 1996 (the "1996 Act") could have a material impact on the wireless cable industry and the competitive environment in which the Company operates. The 1996 Act will result in comprehensive changes to the regulatory environment for the telecommunications industry as a whole. The legislation will, among other things, substantially reduce regulatory authority over cable rates. Another provision of the 1996 Act will afford hard-wire cable operators greater flexibility to offer lower rates to certain of their subscribers, and would thereby permit cable operators to offer discounts on hard-wire cable service to the Company's subscribers or prospective subscribers. The legislation will permit telephone companies to enter the video distribution business, subject to certain conditions. The entry of telephone companies into the video distribution business, with greater access to capital and other resources, could provide significant competition to the wireless cable industry, including the Company. In addition, the legislation will afford relief to the Direct Broadcast Satellite ("DBS") industry by exempting DBS providers from local restrictions on reception antennas and preempting the authority of local governments to impose certain taxes. The Company cannot predict the substance of rules and policies to be adopted by the FCC in implementing the provisions of the legislation. See "Business-Government Regulation."

         RISKS OF INTERNATIONAL OPERATIONS. A significant percentage of the Company's revenues, on a consolidated basis, is derived from the operations of its wholly-owned subsidiary in Costa Rica. These revenues are subject to the risks normally associated with international operations which include, without limitation, difficulties in staffing and managing foreign operations, losses from currency conversion and fluctuating exchange rates, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad, complications in complying with foreign laws and changes in regulatory requirements, and cultural differences in the conduct of business. There can be no assurance that these factors will not have a material adverse effect on the Company's business, operating results, and financial condition.

         DEPENDENCE ON PROGRAM MATERIAL AGREEMENTS. In connection with its distribution of television programming, the Company is dependent on fixed-term contracts with various program suppliers. Although the Company has no reason to believe that any such contracts will be canceled or will not be renewed upon expiration, if such contracts are canceled or not renewed, the Company will have to seek program material from other sources. There is no assurance that other program material will be available to the Company on acceptable terms or at all or, if so available, that such material will be acceptable to the Company's subscribers. The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of sale of programming. However, no such protections are available in international markets.

         CONFLICTS OF INTEREST. Conflicts of interest could arise in the negotiation of the terms of any transaction between the Company and its shareholders, officers, directors or affiliates. The Company has no plans or arrangements, including the hiring of an independent third party, for the resolution of disputes between the Company and such persons, if they arise. The Company and its public shareholders could be adversely affected should such individuals choose to place their own interests before those of the Company. No assurance can be given that conflicts of interest will not cause the Company to lose potential opportunities, profits, or management attention. The Board of Directors of the Company has adopted a policy regarding transactions between the Company and any officer, director, or affiliate, including loan transactions, requiring that all such transactions be approved by a majority of the independent and disinterested members of the Board of Directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties.

         UNCERTAINTY OF SIGNIFICANT ASSUMPTIONS AND INFORMATION. The Company's plans for implementing its proposed business operations and achieving profitability from its intended operations are based on the experience, judgment and certain assumptions of its management and upon certain available information concerning the wireless cable industry in general and the Company's potential markets. No independent market studies have been conducted concerning the extent to which customers will subscribe to the Company's wireless cable services nor are any such studies planned. There can be no assurance that the Company's plans will materialize, or that the Company's assumptions will prove correct. See "Business."

         VOTING POWER OF PRESENT MANAGEMENT. As of the date of this Prospectus, the Company's officers and directors own approximately 14.9% of the outstanding Common Stock of the Company. Additionally, the holder of the Company's Convertible Debenture as well as the Debenture Warrants, also an officer and director of the Company, beneficially owns an additional 58.8% of the outstanding Common Stock of the Company. Consequently, these individuals may be in a position to influence a majority of the Company's Directors and generally to exercise control over the Company's affairs.

         DIVIDENDS UNLIKELY. The Company has not paid any dividends on its Common Stock and does not intend to declare or pay cash dividends in the foreseeable future. Earnings are expected to be retained to finance and expand its business.

         RISK OF FUTURE SALES OF COMMON STOCK. Future sales of substantial amounts of Common Stock pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") or otherwise by certain shareholders could have a material adverse impact on the market price for the Common Stock at the time. There are presently 598,212 outstanding shares of Common Stock of the Company beneficially held by members of management and other existing shareholders of the Company which are deemed "restricted securities" as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a person who is not an affiliate of the Company and has satisfied a two-year holding period without any quantity limitations. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Common Stock.

         RISK OF AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company issued 200 shares of its Series A Convertible Preferred Stock in November 1996 and 100 shares of its Series B Convertible Preferred Stock in March 1997, all of which shares have been converted to shares of Common Stock. Although the Company has no present intention to issue any additional shares of preferred stock, there can be no assurance that the Company will not do so in the future.

         POSSIBLE APPLICABILITY OF RULES RELATING TO LOW-PRICED STOCKS; NO ASSURANCE OF CONTINUED LISTING ON NASDAQ. While the Company's Common Stock and Warrants are listed on the Nasdaq SmallCap Market, there can be no assurance that such listing will continue. If the Common Stock were to be delisted for failure to meet the maintenance requirements, the shares might be subject to the penny stock rules promulgated under the Securities Exchange Act of 1934. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. The shares of Common Stock offered hereby may be deemed to be "penny stocks" and thus become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the Common Stock is listed on The Nasdaq SmallCap Market. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in a secondary market.

         The Nasdaq Stock Market, Inc. has adopted certain changes to the maintenance criteria for listing eligibility on The Nasdaq SmallCap Market. The new maintenance standards require at least $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share, at least two market makers, at least 300 shareholders and at least two outside directors. The Commission recently approved these criteria, and a compliance period for the new maintenance criteria is in the process of being implemented. If the Company is or becomes unable to meet the listing criteria of The Nasdaq SmallCap Market and becomes delisted therefrom, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on the OTC Electronic Bulletin Board. In such an event, the market price of the Common Stock may be adversely impacted and an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock.

         EFFECT OF OUTSTANDING WARRANTS AND CONVERTIBLE SECURITIES. As of the date of this Prospectus, the Company has outstanding warrants to purchase an aggregate of 3,965,000 shares of Common Stock and the Convertible Debenture convertible into 4,732,000 shares of Common Stock. As long as such warrants and convertible securities remain unexercised or are not converted, as the case may be, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the warrants and convertible securities may be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such securities.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of any of or all of the Shares of Common Stock being offered by the Selling Shareholders hereunder or upon conversion of the Convertible Debentures, but may receive an aggregate of approximately $1,552,500 upon exercise of all of the Warrants, Debenture Warrants and the Consultant's Warrants. The Debenture Warrants provide for cashless exercise, which, if such option is used as is presumed in the above figure, would result in no proceeds being received by the Company upon such exercise. Such proceeds, if any, will be used for working capital and other corporate purposes.

         Expenses expected to be incurred by the Company in connection with the registration of the Shares are estimated at approximately $30,000.

                              SELLING SHAREHOLDERS

         The Company has been advised by the Selling Shareholders that, with the exception of Melvin Rosen, none of the Selling Shareholders has or had a position, office or other material relationship with the Company or any of its affiliates within the past three years. Unless otherwise indicated, the following table sets forth certain information with respect to the ownership of the Company's Common Stock by each Selling Shareholder as of the date of this Prospectus.

                                          OWNERSHIP OF SHARES          NUMBER OF            OWNERSHIP OF SHARES
NAME AND ADDRESS OF SELLING                 OF COMMON STOCK             SHARES                OF COMMON STOCK
       SHAREHOLDER                         PRIOR TO OFFERING        OFFERED HEREBY           AFTER OFFERING(1)
---------------------------            ------------------------     --------------        -----------------------
                                        SHARES       PERCENTAGE                           SHARES       PERCENTAGE
                                       -------       ----------                           ------       ----------

Michael Ploshnick(2)................      80,000(3)     2.0%              80,000                0         *
17346 St. James Court
Boca Raton, FL 33496

Howard Schwartz(2)..................     144,000(4)     3.5%             144,000                0         *
23 Pheasant Run Ln.
Dix Hills, NY 11746

Steven Finkelstein(2)...............     131,000(5)     3.2%             131,000                0         *
6 Horizon Road, #2803
Fort Lee, NJ 07024

Salvatore Marasa(2).................     144,000(6)     3.5%             144,000                0         *
242 Pondview Lane
Smithtown, NY 11787

David Ganz(2).......................     144,000(7)     3.5%             144,000                0         *
1220 Terry Rd.
Renkonkoma, NY 11779

Edward Goldner(2)...................      13,000(8)     *                 13,000                0         *
127 14th Street
W. Babylon, NY  11704

Anthony Imbo(2).....................     144,000(9)     3.5%             144,000                0         *
1995 Orinoco Drive
West Islip, NY 11795

Melvin Rosen........................  6,033,212(10)    61.9%           1,301,212        4,732,000        48.57%
1506 N.E. 162 Street
North Miami Beach, FL 33162

Amber Capital Corporation...........    394,477         9.8%             394,477                0         *
2 Spur Lane
Rolling Hills, CA 90274


                                      -20-





Investor Resource
Services, Inc......................     394,477         9.8%             394,477                0         *
490 North Causeway
New Smyrna Beach, FL 32169

Aurora Holdings, Inc...............     394,477         9.8%             394,477                0         *
1020 Brookstown Avenue
Suite 14
Winston-Salem, NC 27101

J.W. Barclay & Co., Inc............     225,000(11)     5.3%             225,000                0         *
One Battery Park Plaza
New York, NY 10004

-------------------------
*      Less than 1%.

(1) Assumes that all Shares are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Shareholder will own upon completion of this offering.

(2)    An assignee of a portion of the Consultant's Warrants.

(3) Consists of shares of Common Stock issuable due to exercise of one-year warrants for the purchase of 50,000 shares of Common Stock of an exercise price of $1.00 per share, one-year warrants for the purchase of 20,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 10,000 shares of Common Stock at an exercise price of $2.50 per share.

(4) Consists of shares of Common Stock issuable due to exercise of one-year warrants for the purchase of 90,000 shares of Common Stock at an exercise price of $1.00 per share, one-year warrants for the purchase of 36,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 18,000 shares of Common Stock at an exercise price of $2.50 per share.

(5) Consists of shares of Common Stock issuable due to exercise of one-year warrants for the purchase of 77,000 shares of Common Stock at an exercise price of $1.00 per share, one-year warrants for the purchase of 36,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 18,000 shares of Common Stock at an exercise price of $2.50 per share.

(6) Consists of shares of Common stock issuable due to exercise of one-year warrants for the purchase of 90,000 shares of Common Stock at an exercise price of $1.00 per share, one-year warrants for the purchase of 36,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 18,000 shares of Common Stock at an exercise price of $2.50 per share.

(7) Consists of shares of Common stock issuable due to exercise of one-year warrants for the purchase of 90,000 shares of Common Stock at an exercise price of $1.00 per share, one-year warrants for the purchase of 36,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 18,000 shares of Common Stock at an exercise price of $2.50 per share.

(8) Consists of shares of Common Stock issuable due to exercise of one-year warrants for the purchase of 13,000 shares of Common Stock at an exercise price of $1.00 per share.

(9) Consists of shares of Common stock issuable due to exercise of one-year warrants for the purchase of 90,000 shares of Common Stock at an exercise price of $1.00 per share, one-year warrants for the purchase of 36,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 18,000 shares of Common Stock at an exercise price of $2.50 per share.

(10) Consists of an aggregate of 301,212 shares of Common Stock issued in part as part of the consideration for the Costa Rica Acquisition and in part as part of the consideration for the Debt Restructuring Agreement, and also includes shares of Common Stock issuable upon exercise of the Debenture Warrants and upon conversion of the Convertible Debenture. Does not include 350,000 additional shares of Common Stock that would be issuable in the event that the Company repays Mr. Rosen a debt of approximately $175,000 which may be due him based on an increase in the number of subscribers in Costa Rica (approximately 3,500 subscribers multiplied by $50 each), and Mr. Rosen elects to convert said debt to 350,000 shares of Common Stock at a conversion price of $.50 per share.

(11) Consists of shares of Common Stock issuable upon exercise of Private Placement Warrants to purchase 225,000 shares of Common Stock at an exercise price of $5.75 per share.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that they may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market, or on any other exchange on which the Common Stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

         Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the Shares may not be sold therein unless the Shares have been registered or qualified for sale in such state or an exemption from such requirement is available and is complied with.

         The Company will pay certain expenses in connection with this offering, estimated to be approximately $30,000, but will not pay for any underwriting commissions and discounts, if any, or counsel fees or other expenses of the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders, their directors, officers, agents and representatives, and any underwriters, against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders have also agreed to indemnify the Company, its directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

         The Selling Shareholders and other persons participating in the distribution of the Shares offered hereby are subject to the applicable requirements of Rule 10b-6 promulgated under the Exchange Act in connection with sales of the Shares.

                            DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of the date of this Prospectus, 4,009,643 shares of Common Stock and no shares of Preferred Stock were outstanding. The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

COMMON STOCK

         The Company is authorized to issue 10,000,000 shares of Common Stock, $.001 par value, of which 4,009,643 shares are issued and outstanding as of the date of this Prospectus. The issued and outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights and are not subject to further calls or assessments once fully paid.

         Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to any prior rights accruing to any holders of preferred stock of the Company. Upon liquidation or dissolution of the Company, holders of shares of Common Stock will be entitled to share proportionally in all assets available for distribution to such holders.

PREFERRED STOCK

         The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock, par value of $.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. There are currently no issued and outstanding shares of preferred stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

PURCHASE WARRANTS AND CONVERTIBLE DEBENTURE

         As of the date of this Prospectus, the Company has issued and outstanding a total of 3,965,000 warrants to purchase a like number of shares of its Common Stock. Of such total, 1,610,000 were sold by the Company and 400,000 were sold by certain selling securityholders in the Company's initial public offering in May 1995 (the "IPO Warrants"), 100,000 Underwriters' Stock Warrants and 140,000 Underwriters' Warrants were sold to the underwriter of such offering, 225,000 warrants (the "Private Placement Warrants") were sold in a private offering in August 1994, 1,000,000 of the warrants are the Debenture Warrants and 350,000 of the warrants are the Consultant's Warrants.

         The various exercise or conversion prices and the number of shares of Common Stock purchasable upon the exercise of the warrants and conversion of the Convertible Debenture are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock. The warrants and the Convertible Debenture do not confer upon holders any voting or any other rights as shareholders of the Company.

         The following is a brief summary of certain provisions of the warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the particular warrant agreement.

         IPO WARRANTS

         The IPO Warrants are exercisable at a price of $5.75 per share at any time until May 3, 2003 and are governed by a warrant agreement between the Company and Continental Stock Transfer & Trust Company as warrant agent.

         IPO Warrants are subject to redemption by the Company, upon 30 days' prior written notice, at a price of $.25 per IPO Warrant, if the closing sale or bid price per share of the Common Stock equals or exceeds 120% of the then-current exercise price (initially $5.75, subject to adjustment) per share for the 20 trading days ending on the third trading day prior to the mailing of the notice of the redemption.

         UNDERWRITER'S WARRANTS AND UNDERWRITER'S STOCK WARRANTS

         The 140,000 Underwriter's Warrants and the 100,000 Underwriter's Stock Warrants were issued to designees of the Company's Underwriter in the Company's initial public offering of securities in May 1995. The 140,000 Underwriter's Warrants entitle the holders to purchase a like number of underlying warrants ("Underlying Warrants"), which are identical to the IPO Warrants described above, i.e., each Underlying Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.75 until May 3, 2000, and is subject to redemption by the Company upon 30 days prior written notice at a price of $.25 per Underlying Warrant, provided that the closing sale or bid price per share of the Company's Common Stock equals or exceeds 120% of the then current exercise price (initially $5.75, subject to adjustment) to the 20 trading days ending on the third trading day prior to the mailing of the notice of redemption. The Underwriter's Warrants are exercisable for a like number of Underlying Warrants at a price of $.375 per warrant and the Underwriter's Stock Warrants are exercisable for a like number of shares of Common Stock at a price of $7.50 per share. The Underwriter's Warrants and the Underwriter's Stock Warrants are exercisable until May 3, 2000.

         PRIVATE PLACEMENT WARRANTS

         In August 1994, the Company issued an aggregate of 225,000 Private Placement Warrants as part of the sale of units of its securities. Such warrants may be exercised no sooner than one year and no later than five years from the date of their issuance at an exercise price of $5.75 per share. The warrants provide for adjustment of the number of shares underlying the warrants upon the occurrence of certain events, as stock dividends, stock splits, or other reclassifications of the Company's common stock, a consolidation or merger of the Company, or a liquidating distribution of the Company's common stock.

         CONVERTIBLE DEBENTURE AND DEBENTURE WARRANTS ISSUED IN CONNECTION WITH DEBT RESTRUCTURING

         As part of the restructuring of the Company's debt for the Costa Rica Acquisition, the Company issued a Convertible Debenture to the Seller under said Acquisition.

         The Convertible Debenture is set to mature 12 months from its face date with interest to accrue at 12% per annum (7% to be paid monthly and 5% at maturity). The principal amount of the Convertible Debenture is $2 million plus certain expenses owed or reimbursable to Seller at the issue date of the Convertible Debenture. At the Company's option, $1 million of this amount may be extended for an additional period of 12 months with interest to accrue on such amount at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity). The Seller has the option, exercisable within six months of the issue date of the Convertible

Debenture, to elect or extend the maturity date of the Convertible Debenture of an additional 12 months, in which event, commencing on the first day of the 13th month after the issue date of the Convertible Debenture, one-half of the principal amount will accrue interest at 12% per annum (7% to be paid monthly in arrears and 5% to be paid at maturity) and one-half of the principal amount will accrue interest at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity).

         As further consideration for the above-described debt restructuring, the Company agreed to issue to the Seller the Debenture Warrants, which consist of (i) a warrant to purchase 500,000 shares at $1.00 per share, and (ii) a warrant to purchase 500,000 shares at $5.00 per share. The Debenture Warrants have a term of five years and provide for cashless exercise and anti-dilution.

         The Convertible Debenture is convertible by the Seller into the Company's common stock at any time after the issue date prior to payment of the debenture on at least 30 days advance notice to the Company. The conversion price is equal to the lesser of (1) $.50 per share of common stock or (2) a price per share of common stock equal to the average of the closing "bid" for the Company's common stock as reported on NASDAQ for the five trading days immediately prior to the conversion date. The Company is obligated to reserve for issuance upon conversion a sufficient number of shares of common stock and to register such reserved shares and maintain an effective registration statement for such shares. The Seller has expressed his intent to convert the Convertible Debenture by December 31, 1997, although such conversion has not yet taken place.

         CONSULTANT'S WARRANTS

         The Consultant's Warrants were issued to Meyers, Pollock, Robbins, Inc., the Company's financial consultant pursuant to a Consultant Agreement entered into by the Company and said Consultant as of July 24, 1997. The Consultant's Warrants have subsequently been assigned to certain individuals.

         The Consultant's Warrants consist of the following: (i) one-year warrants for the purchase of 500,000 shares of Common Stock at an exercise price of $1.00 per share; (ii) one-year warrants for the purchase price of 200,000 shares of Common Stock at an exercise price of $2.50 per share; and (iii) three-year warrants for the purchase of 100,000 shares of Common Stock at an exercise price of $2.50 per share. The one-year warrants for the purchase of 450,000 shares of Common Stock at an exercise price of $1.00 per share were exercised in October 1997, leaving one-year warrants for the purchase of 50,000 shares of Common Stock at an exercise price of $1.00 per share unexercised as of the date of this Prospectus.

CERTAIN ANTI-TAKEOVER EFFECTS

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. Pursuant to such authorization, the Company has entered into agreements with each of its directors and certain of its officers providing for indemnification to the fullest extent permitted by law.

         Additionally, the authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. Except as described above, there are no agreements or understandings for the issuance of Preferred Stock and the Board of Directors has no intention to issue additional series of Preferred Stock as of the date of this Prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

         See "Risk Factors -- Shares Eligible for Future Sale."

                                  LEGAL MATTERS

         The validity of the Shares is being passed upon for the Company by Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131.

                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

================================================================================
NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THE COVER PAGE HEREOF, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             ---------------------

                                TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----

AVAILABLE INFORMATION..............................................3
INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE...........................................3
THE COMPANY........................................................4
FORWARD-LOOKING STATEMENTS.........................................8
RISK FACTORS.......................................................9
USE OF PROCEEDS...................................................19
SELLING SHAREHOLDERS..............................................20
PLAN OF DISTRIBUTION..............................................22
DESCRIPTION OF SECURITIES.........................................23
LEGAL MATTERS.....................................................27
EXPERTS...........................................................27



                                5,899,643 SHARES


                           TEL-COM WIRELESS CABLE TV
                                  CORPORATION

                                  COMMON STOCK


                            -----------------------
                                   PROSPECTUS
                            -----------------------




                               DECEMBER __, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company estimates that its expenses in connection with this registration statement will be as follows:

         Securities and Exchange Commission registration fee...  $    2,956.39
         Legal fees and expenses...............................      20,000.00
         Accounting fees and expenses..........................       2,000.00
         Miscellaneous.........................................       5,043.61
                                                                --------------
                  Total........................................  $   30,000,00
                                                                ==============


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in the FBCA. The Company's Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law. The Company has also entered into agreements with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Pursuant to certain registration rights agreements, each of the Company and the Selling Shareholders has agreed to indemnify the others and their directors, officers, agents and representatives (and with respect to the indemnification by the Company, any underwriters) against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 16.      EXHIBITS.

   EXHIBIT
   NUMBER     DESCRIPTION OF EXHIBIT
   -------    ----------------------

     5.1      Opinion of Broad and Cassel.

    23.1      Consent of Broad and Cassel (included in Exhibit 5.1 hereto).

    23.2      Consent of BDO Seidman, LLP.

    24.1      Power of Attorney (see page II-4 of the Registration Statement).

-----------------

ITEM 17.          UNDERTAKINGS.

         (a) RULE 415 OFFERING. The undersigned Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section 10
(a)(3) of the Securities Act.

                           (ii) Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) Include any additional or changed material
information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Miami Beach, State of Florida, on this 4th day of December, 1997.

                                    TEL-COM WIRELESS CABLE TV
                                    CORPORATION



                                    By:/S/ MELVIN ROSEN
                                       --------------------------------------
                                        Melvin Rosen
                                        Chairman of the Board and President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Melvin Rosen and Samuel H. Simkin his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                     TITLE                                 DATE
---------                                                     -----                                 ----

/S/ MELVIN ROSEN                                 Chairman of the Board and President          December 4, 1997
-----------------------------------           (principal executive officer and principal
MELVIN ROSEN                                       financial and accounting officer)


/S/ SAMUEL H. SIMKIN                                Vice President, Director                  December 4, 1997
-----------------------------------
SAMUEL H. SIMKIN


/S/ DENNIS J. DEVLIN                                        Director                          December 4, 1997
-----------------------------------
DENNIS J. DEVLIN


                                 EXHIBIT INDEX


EXHIBIT       DESCRIPTION
-------       -----------

  5.1      Opinion of Broad and Cassel.

 23.2      Consent of BDO Seidman, LLP.